Electronically transmitted to the Securities and Exchange Commission on August 19, 1999 Registration No. 333-_________


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         -------------------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                         -------------------------------

                                Ampex Corporation
             (Exact name of Registrant as specified in its charter)
                         -------------------------------

               Delaware                                               13-3667696
    (State or other jurisdiction of                             (I.R.S. Employer
    incorporation or organization)                                  I.D. Number)

                                  500 Broadway
                           Redwood City, CA 94063-3199
                                 (650) 367-2011
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                              JOEL D. TALCOTT, Esq.
                                  500 Broadway
                           Redwood City, CA 94063-3199
                                 (650) 367-3330
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With a copy to:
                             DAVID D. GRIFFIN, Esq.
                                Battle Fowler LLP
                               75 East 55th Street
                            New York, New York 10022
                         -------------------------------
Approximate date of commencement of proposed sale to public: From time to time following the effectiveness of this Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                           -------------------------

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================
   Title of Each Class of                             Proposed Maximum    Proposed Maximum
      Securities to be                                 Offering Price         Aggregate         Amount of
         Registered         Amount to be Registered     Per Share(1)      Offering Price(1)  Registration Fee
-------------------------------------------------------------------------------------------------------------
Class A Common Stock             816,667 shares            $3.34            $2,727,667.78        $ 758.29
=============================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c).

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.




      The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.





                                                                      PROSPECTUS
                                                                      ----------


                                Ampex Corporation


                     816,667 Shares of Class A Common Stock

                         -------------------------------



     Our Class A Common Stock is traded on the American Stock Exchange under the symbol "AXC." On August 16, 1999, the closing sale price of the Class A Common Stock on the American Stock Exchange was $3.375 per share.

     These shares are being sold by the selling stockholders listed below. The selling stockholders acquired their shares either in connection with our recent investment in Executive Branch Webcasting Corporation or in connection with a consulting agreement we recently signed with Erracht Productions, Ltd. for program hosting, development and related services for our Internet video operations. The selling stockholders will determine the selling price of the shares at the time of sale, and we will not receive any proceeds from the sale of these shares.

                     --------------------------------------

     See "Risk Factors" beginning on page 6 for certain factors that you should consider before investing in the shares.

                     --------------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                     --------------------------------------

     The date of this prospectus is August 19, 1999.

                                TABLE OF CONTENTS

                                                                            Page

WHERE YOU CAN FIND MORE INFORMATION..........................................  3

FORWARD-LOOKING STATEMENTS...................................................  4

THE COMPANY..................................................................  4

RISK FACTORS.................................................................  6

USE OF PROCEEDS.............................................................. 15

SELLING STOCKHOLDERS......................................................... 15

DESCRIPTION OF CAPITAL STOCK................................................. 16

PLAN OF DISTRIBUTION......................................................... 22

LEGAL MATTERS................................................................ 24

EXPERTS...................................................................... 24

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy these documents at the SEC's Public Reference Room, located at 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for more information about the Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC's Internet site is http://www.sec.gov. You may also read our SEC filings at the American Stock Exchange, Inc., 86 Trinity Place, New York, New York. Additional information about us is available on our web site at www.ampex.com.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the selling stockholders sell all the shares:

          -         Annual  Report on Form 10-K for the year ended  December 31,
                    1998;

          -         Quarterly  Report on Form 10-Q for the  quarter  ended March
                    31, 1999;

          -         Quarterly Report on Form 10-Q for the quarter ended June 30,
                    1999;

          -         Proxy Statement dated April 9, 1999; and

          - Registration Statement on Form 8-A filed with the SEC on January 16, 1996.

     This prospectus is part of the registration statement we filed with the SEC (file no. 333-_____). You may request a copy of the information incorporated by reference, at no cost, by contacting us at the following address or telephone number:

      Investor Relations
      Ampex Corporation
      500 Broadway
      Redwood City, CA  94063-3199
      (650) 367-4111.

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. The selling stockholders will not offer to sell these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.


                                        3


                           FORWARD-LOOKING STATEMENTS

     Certain statements in this prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks, uncertainties and other important factors include, among others, those described under the "Risk Factors" section beginning on page 6. You should read the Risk Factors section carefully, and should not place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to release publicly any updating information about forward-looking statements to reflect events or circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                   THE COMPANY

General

     Ampex is a holding company focusing on the acquisition, storage and processing of information in visual form. We hold approximately 1,000 patents and patent applications in digital image processing and recording technology, from which we derive significant licensing income. Since our founding in 1944, we have received numerous awards for technical achievements in electronic imaging. As a leading innovator for the visual information age, we have developed numerous breakthrough technologies for the electronics, entertainment, corporate and government sectors. These include, among others, the first commercially successful videotape recorder, three-dimensional (3-D) digital special effects systems and the first digital videotape recorder utilizing data compression.

     We conduct our intellectual property licensing activities through Ampex, and our other business operations primarily through three wholly-owned subsidiaries: our manufacturing subsidiaries, Ampex Data Systems Corporation and MicroNet Technology, Inc., and our Internet subsidiary, iNEXTV Corporation.

     Ampex Data Systems Corporation. Ampex Data Systems Corporation is the successor to the recording equipment business of Ampex Corporation, and designs and manufactures high-capacity, high-performance tape-based digital image storage solutions for large-scale corporate, government, network, entertainment and telecommunications applications. Its customers include AT&T, the Federal Aviation Administration, Fox Television, HBO, Netcom and TV Guide Network. Data Systems has two principal product groups: its mass data storage and instrumentation products group and its professional video and other products group.

     Data Systems' mass data storage products are designed for the storage and retrieval of large amounts of computer data, primarily images. This product group includes Data Systems' 19-millimeter scanning recorders and library systems, and related tape and after-market equipment. Its DST(R) tape drives and robotic library systems offer rapid data access times, high-speed data transfer rates and low cost per megabyte of storage. Its DIS(TM) instrumentation recorders allow users to record instrumentation data on DST tape cartridges, so that the data can be used in a computer environment as well as in an instrumentation environment. Also included in this product group are Data Systems' DCRsi(R) instrumentation recorders, which are designed for demanding aeronautical applications such as

                                        4


commercial and military flight testing, as well as other applications involving comparable data-gathering challenges in extreme environments.

     Data Systems' professional video products group includes its DCT(R) video recorders and image processing systems, and related tape products and television after-market products. The DCT video recording products were developed for high-end digital component recording applications in entertainment and imaging markets, and pioneered the use of digital image compression in the professional television industry. By licensing our patents for video technology, which were developed for use in Data Systems' video operations, Ampex has recognized significant royalty income, primarily from sales of consumer video products by licensees. These royalties have fluctuated materially from year to year.

     MicroNet Technology, Inc. In June 1998, we acquired MicroNet, a manufacturer of disk arrays and related storage products for image-based markets such as the video and commercial pre-press markets. MicroNet's DataDock and Genesis disk drives are computer data storage systems based upon redundant arrays of independent drives (RAID), which permit users to configure their disk drives to store up to one terabyte of data. Users of MicroNet's products range from individuals requiring high-performance storage to companies requiring high-capacity RAID storage. Customers of MicroNet include Walt Disney, Paramount, Warner Bros., Lucasfilm and Industrial Light and Magic.

     iNEXTV Corporation. In order to leverage our core expertise in image-based markets, we recently formed iNEXTV Corporation to assemble a network of video-driven Internet sites targeted to specific markets. Operating as a network center for these sites, iNEXTV provides funding for programming and production, leading-edge technology and advertising sales and programming promotion. iNEXTV's strategic objective is to become one of the leading providers of streaming video content for the Internet.

     The iNEXTV network of affiliated video web sites currently includes: TV onthe Web, Inc. (www.tvontheweb.com), a leading Internet video provider; Alternative Entertainment Network, Inc. (www.aentv.com), an on-demand streaming video site; and TV1 Internet Television (www.tv1.de), one of Europe's top webcasters. iNEXTV is also working with Executive Branch Webcasting Corporation (www.exbtv.com) to develop a web site which will provide coverage of executive agency and White House activities over the Internet, and a premier channel, iSTYLETV, both of which are scheduled to launch in the second half of 1999. iNEXTV is also working with its parent company, Ampex, to apply Ampex's digital video expertise toward the development of enhanced video technology for use by iNEXTV and its affiliates. iNEXTV currently produces video programming in New York, Los Angeles, Reston, Virginia, Washington, D.C. and Munich, Germany, and has announced that it intends to expand its European operations to Berlin in 2000. Affiliates of iNEXTV also provide Internet video services to third parties. In order for iNEXTV to become profitable, it will be required to sell video advertising and eventually to sell products electronically to customers who are viewing its programming content. iNEXTV has not yet generated any material advertising or sales revenues and, as with any new venture, can be expected to be unprofitable for a substantial period of time. See "Risk Factors -- iNEXTV is Subject to Special Risks Related to Internet Video Providers."

     Ampex was incorporated in Delaware in January 1992 as the successor to a business originally organized in 1944. References to "Ampex" or the "Company" include subsidiaries and predecessors of Ampex Corporation, unless the context indicates otherwise. Our principal executive offices are located at 500 Broadway, Redwood City, California 94063-3199, and our telephone number is (415) 367-2011.

                                        5


          The names "Ampex," "DCT," "DST," "DIS" and "DCRsi" are trademarks of Ampex Corporation. "MicroNet," "DataDock" and "Genesis" are trademarks of Micronet Technology, Inc. The names "iNEXTV" and "iSTYLETV" are service marks of iNEXTV Corporation.

                                  RISK FACTORS

     Investment in the shares covered by this prospectus involves a significant degree of risk. You should carefully consider all of the information in this prospectus, and, in particular, should evaluate the following risks related to an investment in the shares.

We Have Significant Indebtedness, Which May Affect Our Financial Condition

     As of June 30, 1999 we had outstanding approximately $46.4 million of total borrowings, which includes $44.0 million under our 12% Senior Notes due 2003 and $2.4 million of subsidiary indebtedness. We have invested a portion of the proceeds from the Senior Notes in our MicroNet and iNEXTV subsidiaries and for general corporate purposes. We have invested a portion of the balance of those proceeds in government securities and, in order to realize yields approaching the interest rate on the Senior Notes, from time to time we have invested in high yield mutual funds and corporate securities, some of which have longer terms and lower credit quality than U.S. government securities. We may also engage in various transactions in derivative securities, although we have not done so to date. We may incur additional indebtedness from time to time to finance acquisitions or capital expenditures or for other purposes, subject to the restrictions in the indenture governing the Senior Notes. The degree to which we are leveraged, and the types of investments we select, could have important consequences to investors, including the following:

          - a substantial portion of our consolidated cash flow from operations must be dedicated to the payment of the principal of and interest on our outstanding indebtedness, and will not be available for other purposes;

          - our ability to obtain additional financing in the future for working capital needs, capital expenditures, acquisitions and general corporate purposes may be materially limited or impaired, or such financing may not be available on terms favorable to us;

          - we may be more highly leveraged than our competitors, which may place us at a competitive disadvantage;

          - our leverage may make us more vulnerable to a downturn in our business or the economy in general;

          - investments in securities with lower credit quality or longer maturities could subject us to potential losses due to non-payment or changes in market value of those securities, and transactions in derivative securities could expose Ampex to losses caused by stock market fluctuations; and

                                        6


          - the financial covenants and other restrictions contained in the Senior Note indenture and other agreements relating to our indebtedness will restrict our ability to borrow additional funds, to dispose of assets or to pay dividends on or repurchase preferred or common stock.

          We expect that our cash balances and cash flow from operations will be sufficient to fund anticipated operating expenses, capital expenditures and our debt service requirements as they become due, through the end of fiscal 1999. However, we cannot assure you that the amounts available from these sources will be sufficient for such purposes in future periods. Also, we cannot assure you that additional sources of funding will be available if we need them or, if available, will be on satisfactory terms. If we cannot service our indebtedness, we will be forced to adopt alternative strategies. These strategies may include reducing or delaying capital expenditures, selling assets, restructuring or refinancing our indebtedness, or seeking additional equity capital. We cannot give any assurance that any of these strategies will be successful or that they will be permitted under the Senior Note indenture.

          In addition, in order to fund additional investments in iNEXTV or our Internet video affiliates, we may seek to raise additional capital, either through the sale of debt or equity securities or the sale of some of our other non-Internet operations. Any such transactions could increase our current level of indebtedness or dilute the equity interests of our stockholders. However, we cannot assure you that if we were to undertake any such capital-raising transactions we would successfully be able to accomplish them.

     Ampex derives a substantial portion of its operating income from its subsidiaries. Accordingly, Ampex will be dependent on dividends and other distributions from its subsidiaries to generate the funds necessary to meet its obligations, including the payment of principal and interest on the Senior Notes. The ability of our subsidiaries to pay such dividends will be subject to, among other things, the terms of any debt instruments of our subsidiaries then in effect and applicable law.

Our Sales May Continue to Decline, and We May Incur Future Losses

     In recent years, Ampex's net sales have declined materially. These declines primarily reflect declines in sales of Data Systems' products to U.S. and foreign government agencies and defense contractors, which are material to our operating results. These government agencies and contractors have experienced continued pressure to reduce spending, which has particularly affected Data Systems' sales to government contractors of its DCRsi instrumentation recorders, which have generally been more profitable than its data storage and video recording products. Sales of professional television and aftermarket products are also expected to decline as a result of the announcement of new digital television transmission standards.

     In response to declining sales of these products, Ampex has been seeking to expand its products and services, including through acquisitions such as the MicroNet acquisition, and the formation of iNEXTV. Data Systems has also instituted, and will continue to implement, cost reduction programs. We cannot assure you that any of these strategies will be successful, or that we will be able to reverse recent sales declines. Ampex reported losses in the first half of 1999 and, due to our Internet video programming activities, promotional expenses and amortization of goodwill relating to acquired businesses, we expect those losses to increase in the second half of 1999.

                                        7


iNEXTV is Subject to Special Risks Related to Internet Video Providers

     Our Internet subsidiary, iNEXTV, was formed recently and has not yet generated any material advertising or sales revenues. In evaluating the business and prospects of iNEXTV, and of our Internet video strategy in general, you should take into account the risks and uncertainties typical of companies in the early stages of development, particularly in new and rapidly evolving markets such as those for Internet content, advertising and electronic commerce (e-commerce). The development of our Internet subsidiary, iNEXTV, and the implementation of our strategy to expand our Internet video businesses involve special risks and uncertainties, including but not limited to the following:

          - our ability to identify, acquire and deliver compelling, quality video programming over the Internet;

          - market acceptance of streaming media technology, which is currently of lower quality than television or radio broadcasts, is subject to congestion and interruptions on the Internet, and requires specialized software, technical expertise and increased bandwith;

          - dependence upon the continued acceptance and growth of the Internet as a medium for advertising and e-commerce, and upon our ability to generate advertising revenues and, in future periods, to sell goods and services over the Internet;

          -         vulnerability   of  Internet   content  delivery  to  system
                    failures and interruptions for a variety of reasons (including telecommunications problems and natural disasters), computer viruses and other breaches of security;

          - dependence upon Internet service providers, web browsers, providers of streaming media products and others to provide Internet access to our websites and programming;

          - the ability of iNEXTV and its affiliates to obtain and manage resources for growth from their present size and to become profitable;

          - our ability to transfer audio or video technology to Internet-based applications;

          - competition among Internet broadcasters and providers of products and services for users, advertisers, content and new products and services;

          - uncertainty about the adoption and application of new laws and government regulations relating to Internet businesses, which could slow Internet growth, expose us to potential liabilities or otherwise adversely affect our Internet businesses;

          - our ability to expand successfully in the European market, which is likely to be subject to cultural and language barriers, different regulatory environments, currency exchange rate fluctuations and other difficulties relating to managing foreign operations. See "Risks Related to International Operations," below; and

          - likelihood of continued and significant expenses resulting in material losses in future periods, which could negatively affect the price of our securities and require us to seek additional capital which may not be available on satisfactory terms or at all.

                                        8


We May Not Be Successful in Implementing Our Acquisition Strategy

     In order to expand our products and services, we have made, and may continue to make, acquisitions of and/or investments in other business entities, including businesses involved in the production and distribution of Internet video programming. We may not be able to identify or acquire additional acquisition candidates in the future, or complete any further acquisitions or investments on satisfactory terms. In order to pay for future acquisitions or investments, we may have to:

          -         issue   additional   equity   securities  of  Ampex  or  its
                    subsidiaries, which would dilute the ownership interests of our existing stockholders;

          -         incur additional debt; and/or

          - amortize goodwill and other intangibles or incur other acquisition-related charges, which could materially impact earnings.

     Acquisitions and investments involve numerous additional risks, including difficulties in the management of operations, services and personnel of the acquired companies, and of integrating acquired companies with Ampex and/or each other's operations. We may also encounter problems in entering markets and businesses in which we have limited or no experience. Acquisitions can also divert our management's attention from other business concerns. We may make investments in companies in which we have less than a 100% interest. These investments involve additional risks, including the risk that we may not be in a position to control the management or policies of those entities, and risks of potential conflicts with other investors. We have invested in companies that are in the early stage of development and may be expected to incur substantial losses. Ampex's financial resources may not be sufficient to fund the operations of these companies. There can be no assurance that any acquisitions or investments that Ampex has made, or may make in the future, will result in any return, or as to the timing of any return, and Ampex could lose all or a substantial portion of its investments.

Our Royalty Income is Subject to Material Fluctuations

     Our results of operations in certain prior periods have benefitted from significant royalty income. We have received a substantial portion of that royalty income from negotiated settlements with manufacturers who had sold products incorporating our patents before entering into license agreements with us. Although we have a substantial number of outstanding and pending patents, and our patents have generated substantial royalties in the past, we cannot predict the amount of royalty income that we will receive in the future. Royalty income has historically fluctuated widely due to a number of factors that we cannot predict, such as the extent to which third parties use our patented technology, the extent to which we must pursue litigation in order to enforce our patents, and the ultimate success of our licensing and litigation activities.

     The costs of patent litigation can be material. If we begin patent enforcement litigation against third parties, we may be subject to an increased risk of counterclaims alleging infringement by us of patents held by others or seeking to invalidate patents held by us. Moreover, we cannot assure you that we will be able to develop patentable technology that will generate significant patent royalties in future years to replace patents as they expire. Our royalty income fluctuates significantly from quarter to quarter and from year to year, and we cannot give any assurance as to the level of royalty income that will be realized in future periods.

                                        9


Our Operating Results are Subject to Quarterly Fluctuations

     Ampex's sales and results of operations are generally subject to quarterly and annual fluctuations. Various factors affect our operating results, some of which are not within our control, including:

          -         customer ordering patterns;

          - availability and market acceptance of new products and services;

          -         timing of significant orders and new product announcements;

          -         order cancellations;

          -         receipt of royalty income;

          - the amount and timing of capital expenditures and other costs relating to the expansion of our operations; and

          - general economic and industry conditions, including those relating to the Internet, e- commerce and new media.

     Data Systems' revenues are typically dependent upon receipt of a limited number of customer orders involving relatively large dollar volumes and are difficult to forecast in any given fiscal period. In addition, any acquisitions or material investments that we may elect to make in a given quarter may significantly affect our operating results. Therefore, our results may fluctuate significantly from quarter to quarter and from year to year. Results of a given quarter or year may not necessarily be indicative of results to be expected for future periods. In addition, fluctuations in operating results may negatively affect our debt service coverage, or our ability to issue debt or equity securities should we wish to do so, in any given fiscal period. Material fluctuations in our operating results in future periods could have a material adverse effect on the price of the Class A Common Stock.

Seasonal Customer Ordering Patterns May Affect Our Business

     Sales of most of our products have historically declined during the first and third quarters of our fiscal year, due to the seasonal procurement practices of our customers. Depending upon the ability of iNEXTV to generate Internet advertising and sales revenues, we could experience different seasonal trends in the recognition of these revenues. A substantial portion of our backlog at a given time is normally shipped within one or two quarters thereafter. Therefore, sales in any quarter are heavily dependent on orders received in that quarter and the immediately preceding quarter.

We May be Unable to Respond to Rapid Technological Change and the Need to Develop New Products

     All the industries and markets from which we derive or expect to derive revenues, directly or through our licensing program, are characterized by continual technological change and the need to introduce new products, product upgrades and patentable technology. This has required, and will continue to require, that we spend substantial amounts for the research, development and engineering of new products and advances to existing products and, with respect to our Internet operations, new content

                                       10


and services. We cannot assure you that our existing products, technologies and services will not become obsolete or that any new products, technologies or services will win commercial acceptance. Obsolescence of existing product lines, or inability to develop and introduce new products and services, could have a material adverse effect on our sales and results of operations in the future. The development and introduction of new technologies, products and services are subject to inherent technical and market risks, and there can be no assurance that we will be successful in this regard.

We Encounter Significant Competition in All of Our Businesses

     Data Systems encounters significant competition in all its product markets. Many of its competitors have greater resources and access to capital than the Company. In the mass data storage market, Data Systems competes with a number of well-established competitors such as IBM, Storage Technology Corporation, Exabyte Corporation and Quantum Corporation, as well as smaller companies. In addition, other manufacturers of scanning video recorders may seek to enter the mass data storage market in competition with us. For example, Sony Corporation has entered this market with storage products based on its video recording technology. In addition, price declines in competitive storage systems, such as magnetic or optical disk drives, can negatively impact sales of Data Systems' DST products.

     In the instrumentation market, Data Systems competes primarily with companies that depend on government contracts for a major portion of their sales in this market, including Sony Corporation, Loral Data Systems, Datatape Incorporated and Metrum Incorporated. The number of competitors in this market has decreased in recent years as the level of government spending in many areas has declined.

     MicroNet's competitors include both large companies such as EMC Corporation, Data General Corporation and IBM Corporation and other smaller system integrators. There is no assurance that MicroNet will be able to compete successfully in these markets in the future.

     The market for Internet products and services is highly competitive and characterized by multiple competitors and low barriers to entry. Ampex is attempting to differentiate itself from its competitors by developing video content specifically created for the Internet, and by utilizing certain proprietary technology to improve the quality of video programming delivered over the Internet. However, we cannot assure you that iNEXTV's Internet video strategy will achieve competitive success in any market segment of the Internet. In addition, the market for Internet advertising and electronic commerce, upon which our Internet operations will be partially dependent to achieve ultimate profitability, is intensely competitive and we believe that competition in this field will intensify. See "Risks Related to iNEXTV and our Internet Video Strategy."

We Are Dependent On Certain Suppliers

     Ampex purchases certain components from a single domestic or foreign manufacturer. Significant delays in deliveries or defects in such components could adversely affect our manufacturing operations, pending qualification of an alternative supplier. In addition, we produce highly engineered products in relatively small quantities. As a result, our ability to cause suppliers to continue production of certain products on which we may depend may be limited. We do not generally enter into long-term raw materials or components supply contracts.

                                       11


We Are Subject to Certain Risks Related to Our International Operations

     Although we significantly curtailed Data Systems' international operations in connection with the restructuring of its operations in 1993, sales to foreign customers (including U.S. export sales) continue to be significant to its results of operations. The expansion of iNEXTV's European operations may generate advertising and sales revenues in future periods, although we have not recognized any material revenues to date. iNEXTV's European operations are expected to be subject to certain risks and uncertainties, as set forth below and under the caption "Risks Related to iNEXTV and our Internet Video Strategy." International operations are subject to a number of special risks, including limitations on repatriation of earnings, restrictive actions by local governments, and fluctuations in foreign currency exchange rates and nationalization. Additionally, export sales are subject to export regulation and restrictions imposed by U.S. government agencies. Fluctuations in the value of foreign currencies can affect our results of operations. We do not normally seek to mitigate our exposure to exchange rate fluctuations by hedging our foreign currency positions.

     In January 1999, the new "Euro" currency was introduced in certain European countries that are part of the European Monetary Union. Beginning in 2003, all EMU countries are expected to be operating with the Euro as their single currency. A significant amount of uncertainty exists as to the effect the Euro will have on the marketplace generally. Some of the rules and regulations relating to the governance of the currency have not yet been defined and finalized. As a result, companies operating or conducting business in Europe will need to ensure that their financial and other software systems are capable of processing transactions and properly handling the Euro. We are currently assessing the effect the introduction of the Euro will have on our internal accounting systems and the potential sales of our products. We will take appropriate corrective actions based on the results of such assessment. We have not yet determined the costs related to addressing this issue. This issue is not expected to have a material adverse effect on our business.

Our Stock Price May Be Subject to Continued Volatility

     The trading price of our Common Stock has been and can be expected to be subject to significant volatility, reflecting a variety of factors, including:

          -         quarterly fluctuations in operating results;

          -         announcements   of  the   introduction   of  new   products,
                    technologies or services by us or our competitors;

          - announcements by us of acquisitions of, or investments in, new businesses or other events; o reports and predictions concerning the Company by analysts and other members of the media;

          - issuances of substantial amounts of Common Stock in order to redeem outstanding shares of our Preferred Stock or for other purposes; and

          -         general economic or market conditions.

                                       12


     The stock market in general, and Internet and technology companies in particular, have experienced a high degree of price volatility, which has had a substantial effect on the market prices of many such companies for reasons that often are unrelated or disproportionate to operating performance. These broad market and industry fluctuations may adversely affect the price of the Class A Common Stock, regardless of Ampex's operating performance.

We Are Dependent on Certain Key Personnel

     We are highly dependent on our management. Our success depends upon the availability and performance of our executive officers and directors. Certain of iNEXTV's affiliates have entered into employment agreements with their chief executive officers. Except for these agreements, we have not entered into employment agreements with any of our key employees, and the loss of their services could have a material adverse effect on us. We do not maintain key man life insurance on any of these individuals.

Our Charter Documents and Certain of Our Governing Instruments May Prevent a Takeover

     Our Certificate of Incorporation provides for a classified Board of Directors, with members of each class elected for a three-year term. The Certificate of Incorporation provides for nullification of voting rights of certain foreign stockholders in certain circumstances involving possible violations of security regulations of the United States Department of Defense. The instrument governing our outstanding Preferred Stock, which had an aggregate liquidation value of approximately $45.5 million at June 30, 1999, requires that we make mandatory offers to redeem those securities out of legally available funds in the event of a change of control. For this purpose, a change of control includes the following events: a person or group of people acting together acquires 30% or more of our voting securities; we merge, consolidate or transfer all or substantially all of our assets; or the dissolution of Ampex. The Certificate of Incorporation authorizes our Board of Directors to issue additional shares of Preferred Stock without the vote of stockholders.

     The indenture governing our outstanding Senior Notes, in the total principal amount of $44 million, requires us to offer to repurchase the Senior Notes at a purchase price equal to 101% of the outstanding principal amount thereof together with accrued and unpaid interest in the event of a change of control. Under the indenture, a change of control includes the following events: a person or group of people acting together acquires 50% or more of our outstanding voting stock; or the transfer of substantially all of our assets to any such person or group, other than to certain of our subsidiaries and affiliates.

     We also hold certain promissory notes issued by our Chief Executive Officer, Edward J. Bramson, and his designees. As of June 30, 1999, the unpaid principal amount of these notes totalled $3.0 million. In September 1998, we entered into two agreements which provide that, in the event of a change of control (as defined in these agreements), Mr. Bramson will have the right to surrender the 800,000 shares of Class A Common Stock currently securing the notes in exchange for the full release and cancellation of any claims by us for repayment of the notes, and the return of the notes and cash payments previously paid by him for those shares, without interest.

     These provisions could have anti-takeover effects by making an acquisition of Ampex by a third party more difficult or expensive in certain circumstances.

                                       13


We do Not Expect to Pay Dividends on our Common Stock

     We have not declared dividends on our Common Stock since our incorporation in 1992 and we have no present intention of paying dividends on our Common Stock. We are also restricted by the terms of certain agreements and of our outstanding Preferred Stock as to the declaration of dividends.

We are Dependent on Licensed Patents and Proprietary Technology

     Our success depends, in part, upon our ability to establish and maintain the proprietary nature of our technology through the patent process. There can be no assurance that one or more of our patents will not be successfully challenged, invalidated or circumvented or that we will otherwise be able to rely on such patents for any reason. In addition, there can be no assurance that competitors, many of whom have substantial resources and have made substantial investments in competing technologies, will not seek to apply for and obtain patents that prevent, limit or interfere with our ability to make, use and sell our products either in the United States or in foreign markets. If any of our patents are successfully challenged, invalidated or circumvented or our right or ability to manufacture our products were to be proscribed or limited, our ability to continue to manufacture and market our products could be adversely affected, which would likely have a material adverse effect upon our business, financial condition and results of operations.

     Litigation may be necessary to enforce our patents, to protect trade secrets or know-how owned by us or to determine the enforceability, scope and validity of the proprietary rights of others. Any litigation or interference proceedings brought against, initiated by or otherwise involving us may require us to incur substantial legal and other fees and expenses and may require some of our employees to devote all or a substantial portion of their time to the prosecution or defense of such litigation or proceedings.

We Are Subject to Environmental Regulation and our Business Could be Negatively Affected by the Costs of Compliance

     Our facilities are subject to numerous federal, state and local laws and regulations designed to protect the environment from waste emissions and hazardous substances. Owners and occupiers of sites containing hazardous substances, as well as generators and transporters of hazardous substances, are subject to broad liability under various federal and state environmental laws and regulations, including liability for investigative and cleanup costs and damages arising out of past disposal activities. We have been named from time to time as a potentially responsible party by the United States Environmental Protection Agency with respect to contaminated sites that have been designated as "Superfund" sites, and are currently engaged in various environmental investigation, remediation and/or monitoring activities at several sites located off Company facilities. There can be no assurance we will not ultimately incur liability in excess of amounts currently reserved for pending environmental matters, or that additional liabilities with respect to environmental matters will not be asserted. In addition, changes in environmental regulations could impose the need for additional capital equipment or other requirements. Such liabilities or regulations could have a material adverse effect on us in the future.

                                       14


Failure of Our Computer Systems and Software to be Ready for Year 2000 Could Negatively Affect Our Business

     Many currently installed computer systems, software applications and other control devices (collectively, "Systems") are coded to accept only two digit entries in the date code field. As the year 2000 approaches, these code fields will need to accept four digit entries to distinguish years beginning with "19" from those beginning with "20". As a result, by the end of this year the Systems used by many companies may need to be modified to comply with year 2000 requirements. Ampex relies on its internal Systems in operating and monitoring all major aspects of its business, including its manufacturing processes, engineering management controls, financial systems (such as general ledger, accounts payable and payroll modules), customer services, infrastructure, embedded computer chips, networks and telecommunications equipment and products. We also rely on the external Systems of our suppliers and other organizations with which we do business. Based on a review of our Systems and the nature of the corrections needed to make the Systems compliant, we believe there is minimal risk that the Systems will be non-compliant on January 1, 2000. However, despite our efforts thus far to address the year 2000 impact, Ampex cannot guarantee that all internal and external systems will be compliant, or that our business will not be materially adversely affected by any such non-compliance.

                                 USE OF PROCEEDS

     All net  proceeds  from the sale of the shares  covered by this  prospectus
will  go  to  the  selling   stockholders  who  offer  and  sell  their  shares.
Accordingly, Ampex will not receive any proceeds from the sale of these shares.

                              SELLING STOCKHOLDERS

     On July 22, 1999, Ampex purchased 199 shares, or 19.9%, of the common stock of Executive Branch Webcasting Corporation ("Executive Branch" or "EBWC"), an internet video channel covering White House and executive agency activities, together with options to purchase an additional 31.1% of EBWC. Ampex paid a portion of the purchase price for the 199 shares in cash, and the balance by issuing to Information Super Station, L.L.C. ("ISS"), which was the sole stockholder of EBWC and is a selling stockholder, 153,846 shares of Class A Common Stock and a warrant (the "Warrant") to purchase 512,821 additional shares of Class A Common Stock (the "Warrant Shares"). Our option to acquire the additional 31.1% of EBWC is exercisable in increments of 7.775%, for $200,000 per increment, in cash, on each of the following dates: September 15, 1999; December 15, 1999; March 15, 2000; and July 15, 2000, in each case subject to extension in certain circumstances.

     Under the Warrant, ISS may purchase up to 512,821 Warrant Shares at $3.90 per share (subject to adjustment). The Warrant will become exercisable as to 128,205 Warrant Shares, or 25% of the total Warrant Shares, upon our exercise of the March 15, 2000 option described above, and as to the remaining 384,615 Warrant Shares, or 75% of the total Warrant Shares, upon our exercise of the July 15, 2000 option described above. If we do not exercise the March 15, 2000 option, the entire Warrant will expire on that date. If we do exercise that option, but do not exercise the July 15, 2000 option, the Warrant will expire as to 384,615 Warrant Shares on that date. The Warrant will also expire as to any vested but unexercised portion on June 15, 2001. The number of shares of Class A Common Stock being registered for sale by ISS includes the 153,846 shares we issued in July 1999 and the 512,821 shares issuable upon exercise of the Warrant.

                                       15


     On July 6, 1999, Ampex entered into a consulting agreement with Erracht Productions, Ltd. ("Erracht"), pursuant to which we retained Erracht, as an independent contractor, to provide the services of Mr. Hugh Downs to perform program hosting and related services for our Internet video operations. As an inducement to Erracht entering into the agreement, we agreed to issue to Erracht 150,000 shares of Class A Common Stock for a purchase price of $0.01 per share.

     In connection with our investment in EBWC, we agreed to register the shares of Class A Common Stock and the Warrant Shares for sale by ISS, as a selling stockholder. We agreed to maintain the effectiveness of the registration statement covering the shares of Class A Common Stock and the Warrant Shares for 24 months or until such earlier date that all such shares are sold by ISS or become eligible for resale without registration under Rule 144 of the Securities Act. In connection with the consulting agreement, we agreed to register the 150,000 shares for sale by Erracht, as a selling stockholder, on terms similar to those applicable to ISS. Our registration of these shares does not necessarily mean that any selling stockholder will sell any or all of its shares.

     The following table sets forth certain information with respect to the selling stockholders. All of the shares beneficially owned by the selling stockholders are being registered for the account of the selling stockholders. However, the selling stockholders will only be able to offer for sale those shares that they actually hold. ISS must therefore exercise the Warrant before it can sell any of the Warrant Shares. In addition, the selling stockholders may sell all or some of their shares. Accordingly, we cannot estimate the number of shares that will be owned by the selling stockholder upon completion of the offering to which this prospectus relates. The information set forth in the table was furnished to us by the selling stockholders.


                                                          Number of Shares
                                                             of Class A
          Selling Stockholder                               Common Stock
          -------------------                               ------------

Information Super Station,                                     666,667*
L.L.C.

Erracht Productions, Ltd                                       150,000
                                                               -------

                                TOTALS:                        816,667
                                                               =======


----------------

*  Including Warrant Shares


                          DESCRIPTION OF CAPITAL STOCK

     The following description is a summary of certain provisions of our Certificate of Incorporation and By-Laws that relate to our capital stock. This summary is qualified in its entirety by reference to those documents, copies of which are filed or incorporated by reference as exhibits to the registration statement that includes this prospectus.

                                       16


General

     Our authorized capital stock consists of (i) 226,000,000 shares of Common Stock, of which 175,000,000 shares are designated as Class A Common Stock, and 50,000,000 shares are designated as Class C Common Stock; and (ii) 1,000,000 shares of Preferred Stock, of which 163,886 previously issued shares have been canceled and retired. As of the date of this prospectus, no shares of Class C Common Stock were outstanding.

Common Stock

     Dividends. Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available for such purpose. However, this right to receive dividends is subject to preferences which may be granted to holders of Preferred Stock, and to the restrictions contained in the Certificate of Designations. No dividend may be declared or paid in cash or property on any share of Class A Common Stock or Class C Common Stock, unless the same dividend is simultaneously declared or paid on each share of Class A Common Stock and each share of Class C Common Stock. In the case of any stock dividend, holders of each class of Common Stock are entitled to receive the same ratable dividend. Such dividends will be payable to the holders of Class A Common Stock in shares of Class A Common Stock and to the holders of Class C Common Stock in shares of Class C Common Stock.

     Liquidation Rights. Upon liquidation, dissolution or winding-up of the Company, the holders of all classes of Common Stock shall be entitled to share ratably, in accordance with the number of shares of Common Stock held by each such holder, in all assets available for distribution to stockholders after payment of creditors. This right is also subject to preferences that may be granted to holders of Preferred Stock.

     Voting Rights. Holders of Class A Common Stock are entitled to one vote for each share held of record on matters submitted to a vote of stockholders. Subject to the voting rights of any outstanding shares of Preferred Stock, approval of matters brought before the stockholders requires the affirmative vote of a majority of shares of Class A Common Stock, except that the affirmative vote of the holders of at least 80% of the outstanding shares of voting Common Stock is required in order to amend or repeal:

          (i)       the  provisions  relating  to  classification  of the Board,
                    removal  and  number  of   directors   and  the  80%  voting
                    requirement in such instances;

          (ii)      the  provisions   described  below  under   "Directors'  and
                    Officers' Liability;" and

          (iii)     as otherwise required by law.

Under Delaware law, the affirmative vote of the holders of a majority of outstanding shares of any class of Common Stock is required to approve, among other things, any adverse change in the powers, preferences or special rights of the shares of such class. The number of authorized shares of Class A Common Stock, Class C Common Stock and Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding Class A Common Stock.

                                       17


     The holders of Class C Common Stock generally have no voting rights and the Class C Common Stock is not included in determining the number of shares voting or entitled to vote or consent on any matter. However, the affirmative vote of the holders of a majority of the outstanding shares of Class C Common Stock, voting as a separate class (with each share entitled to one vote), is required under Delaware law for any amendment to, or modification or waiver of, the provisions of the Certificate of Incorporation that would adversely alter, change or affect the powers, preferences or rights of the Class C Common Stock.

     Subject to the voting rights of the holders of any outstanding shares of Preferred Stock, directors are elected by a plurality vote of the holders of voting Common Stock, voting as a single class. The number of directors constituting the whole Board is currently fixed at five, and may be increased or decreased (but not below three) by resolution of the Board, but no such decrease can shorten the term of any director then in office. Holders of Common Stock are not entitled to cumulate votes in the election of directors. Director nominations may be made by stockholders in accordance with the Company's By-Laws, generally not less than 70 days or more than 90 days before the first anniversary of the preceding year's Annual Meeting of Stockholders.

     Classification of Directors. Our Board of Directors is divided into three classes, which need not be equal in number, designated Class I, Class II and Class III, with terms expiring successively at each Annual Meeting of Stockholders of the Company. At each Annual Meeting of Stockholders, the successors to the class of directors whose term shall then expire will be elected to hold office for a term expiring at the third succeeding Annual Meeting of Stockholders. The Board of Directors, acting by a majority of the directors then in office (although less than a quorum) or by a sole remaining director, may fill vacancies and newly created directorships resulting from any increase in the authorized number of directors, and may designate the class of each director so chosen to fill a newly created directorship resulting from any increase in the authorized number of directors, and each director so chosen to fill a vacancy shall be a member of the same class as the director being replaced.

     Convertibility of Class C Common Stock. Each share of Class C Common Stock is convertible into one share of Class A Common Stock automatically upon transfer, unless the transferee elects not to have its Class C Common Stock convert into Class A Common Stock, and the transferee notifies the Company of its election in accordance with the procedures described in the Certificate of Incorporation. Shares of Class A Common Stock are not convertible into shares of Class C Common Stock. Shares of Class C Common Stock that have been converted into shares of Class A Common Stock may not thereafter be exchanged for shares of Class C Common Stock.

     Business Combinations. As preconditions to any proposed merger, consolidation or business combination with Sherborne Holdings Incorporated, a Delaware corporation of which Edward J. Bramson, who is Chairman and Chief Executive Officer of the Company, is the indirect controlling shareholder, or any of its affiliates, Ampex directors who are disinterested as to such transaction must:

        (i) have been provided the right to select and engage, at the Company's expense, legal, accounting and financial advisers to assist them in the consideration of such transaction;

        (ii) have received a letter of opinion from a qualified independent investment banker of national reputation to the effect that the terms of such transaction are fair to the holders of Class A Common Stock and the Class C Common Stock; and

                                       18


          (iii) have approved, by a majority vote, the consummation of such transaction.

The foregoing restriction does not apply to any merger, consolidation or business combination with one or more wholly-owned subsidiaries of Ampex in which Ampex is the surviving entity and in which no outstanding shares of Common Stock are converted, exchanged or canceled. In any merger, consolidation or business combination that is not so restricted, the consideration to be received per share by holders of Class A Common Stock and Class C Common Stock must be identical, except that in any such transaction in which shares of Common Stock are distributed, such shares may differ as to voting and other special rights to the extent such rights now differ among the classes of Common Stock. For this purpose, an "affiliate" of any person or entity means any individual or entity that, directly or indirectly, controls, is controlled by, or is under common control with that person or entity (including, investment partnerships in which that person or entity is or becomes, directly or indirectly, a general partner).

     Nullification of Voting Rights of Certain Foreign Stockholders. The U.S. Department of Defense has policies regarding foreign ownership, control or influence over U.S. government contractors. These policies are designed to protect against the risk to national security that may result if classified information is made available to U.S. government contractors or subcontractors who are owned, controlled or influenced by foreign governments, individuals or organizations. These policies require Ampex, as well as the Defense Department's other contractors and subcontractors, to submit information that will assist the Defense Department in determining whether the award or continued performance of a contract may pose an undue risk to the common defense and security of the United States. One of the Defense Department's areas of inquiry is whether any foreign interest has beneficial ownership of 5% or more of a contractor's or subcontractor's voting securities. If the Defense Department determines that an unacceptable level of foreign ownership, influence or control would result in undue threat to the common defense and security of the United States, it may, among other things, require specific mitigation of such unacceptable foreign ownership, influence or control. If such mitigation cannot be achieved, the Defense Department may terminate the contractor's or subcontractor's existing contract with it and preclude future contract awards. For this reason, our Certificate of Incorporation provides that with respect to any foreign holder of Class A Common Stock identified by the Defense Department to be the subject of any inquiry, investigation or other action that could adversely affect our security clearances, the voting rights of such holder shall be nullified until we are notified by the Department of its final determination that such holder's ownership will not adversely affect the continuation of our facility security clearances. Our Certificate of Incorporation also contains provisions that require us to notify affected foreign holders of any such vote nullification and subsequent reinstatement.

     Other Provisions. The holders of Common Stock have no preemptive or other subscription rights by virtue of their ownership of Common Stock, nor are there any redemption or sinking fund provisions with respect to any class of Common Stock. No class of Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless each other class of Common Stock is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

Preferred Stock

     Designation of Series. Our Certificate of Incorporation authorizes us to issue up to 1,000,000 shares of Preferred Stock in one or more series, as determined by our Board of Directors. Each series must be appropriately designated by a distinguishing number, letter or title, before any shares of that series can be issued. The Board is authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, the rights and terms of redemption (including sinking fund provisions), the

                                       19


redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the amount of shares constituting any such series and the designation thereof. The Board can also increase or decrease the number of shares of any series after shares of that series have been issued, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had before the adoption of the resolution originally fixing the number of shares of such series. At the date of this prospectus, there are two series of Preferred Stock outstanding:

         (i) 1,885 shares of 8% Noncumulative Convertible Preferred Stock (the "Convertible Preferred Stock"), having an aggregate liquidation preference of $3.8 million, and

         (ii)     20,821 shares of 8% Noncumulative  Redeemable  Preferred Stock
                  (the  "Redeemable  Preferred  Stock"),   having  an  aggregate
                  liquidation preference of $41.6 million.

The Company has no present plans to issue any additional shares of Preferred Stock.

     Voting Rights. Shares of the outstanding Preferred Stock are non-voting except as required by law or as specified in the Certificate of Designations, Preferences and Rights governing the Preferred Stock. In the event that we fail to fulfill any of our mandatory redemption obligations with respect to the outstanding Preferred Stock, our Board of Directors will be increased by one director and the holders of all shares of outstanding Preferred Stock, voting as a single class, will be entitled to elect the additional director. This voting right will continue until we fulfill our mandatory redemption obligation. Under the Certificate of Designations, the unanimous vote of the holders of the Convertible Preferred Stock or the Redeemable Preferred Stock is required to change the liquidation preference, dividend rate, calculation of dividends or to change certain provisions relating to the redemption of that series. The vote of the holders of at least 51% of the Convertible Preferred Stock or the Redeemable Preferred Stock is required to make any changes to the Certificate of Incorporation or the Certificate of Designations that would adversely affect the rights, preferences or voting powers of the holders of such series, or to authorize, create or issue any stock that is senior to or on a par with such series with respect to dividends or liquidation rights.

     Dividend Rights. The holders of the outstanding Preferred Stock are entitled to receive, when and as declared by the Board, in its sole discretion, out of funds legally available therefor, dividends on the liquidation preference at the annual rate of 8%. Such dividends will be payable quarterly, if declared by the Board, but will not accrue or cumulate unless so declared. The Certificate of Designations restricts, among other things, our ability to engage in transactions with affiliates, or to declare dividends or make distributions with respect to, or purchase, redeem or exchange, any Common Stock or other capital stock that ranks junior to the Preferred Stock. If we fail to comply with certain restrictions and obligations, the applicable dividend rate will be increased to an annual rate of 10%. In the event of any liquidation, dissolution or winding up of Ampex, either voluntary or involuntary, the holders of the outstanding Preferred Stock are entitled to receive out of Ampex's assets available for distribution to stockholders, an amount equal to $2,000 per share plus declared and unpaid dividends on such shares, before any payment or distribution can be made to the holders of junior stock.

     Redemption. We are required to redeem, out of legally available funds, outstanding Preferred Stock at the times and in the amounts specified in the Certificate of Designations. The Redeemable

                                       20


Preferred Stock is mandatorily redeemable in quarterly installments beginning in June 1999 and ending in December 2008, and is subject to acceleration in certain circumstances. The Convertible Preferred is mandatorily redeemable in quarterly installments beginning in June 2001 and ending in March 2008. We have the right to pay any mandatory redemption payment either in cash or, at our option, in shares of Class A Common Stock, valued at the higher of $2.50 or the market value per share. In the first half of 1999, holders of 8,039 shares of Convertible Preferred Stock converted those shares into 4,034,500 shares of Class A Common Stock, and Ampex redeemed 1,038 shares of Redeemable Preferred Stock by issuing 356,611 shares of Class A Common Stock. In addition, we may, at our option on any date set by the Board, redeem, in whole or in part, out of legally available funds, shares of outstanding Preferred Stock of either series for an amount equal to the liquidation preference of the shares being redeemed, plus all accrued and unpaid dividends thereon, provided that we may not redeem the Convertible Preferred Stock at our option before June 30, 2001, and provided, further, that all declared and unpaid dividends on all outstanding shares of either series of outstanding Preferred Stock to be redeemed shall have been paid on such series on or before the date of such redemption. If on any mandatory redemption date we do not have legally available funds sufficient to make a mandatory redemption payment in cash, we must make such payment by issuing shares of our Common Stock valued at the higher of market value or $2.50 per share (subject to adjustment). Ampex has adopted a policy on the proportion of redemption payments to be made in cash and Class A Common Stock. Under this policy, we expect that redemption payments will be made in Class A Common Stock until 2001 and in cash thereafter, to the extent we have sufficient funds legally available for such payments. We plan to review this policy on an annual basis, or more frequently if we feel that circumstances warrant it. In the event of a change in control of Ampex, each holder of outstanding Preferred Stock will have the right to require us to redeem in cash, out of legally available funds, all or any portion of such holder's shares of Noncumulative Preferred Stock, at the applicable redemption price. As defined in the Certificate of Designations, a change in control includes (i) the acquisition by any person or persons acting as a group, other than Sherborne & Company Incorporated or affiliates, of more than 30% of the Company's voting securities, (ii) a consolidation or merger of the Company or a transfer of all or substantially all of its assets, or (iii) dissolution of the Company.

     Effects of Preferred Stock. The Preferred Stock could have an anti-takeover effect under certain circumstances. The issuance of shares of Preferred Stock could enable the Board to render more difficult or discourage an attempt to obtain control of Ampex by means of a merger, tender offer or other business combination transaction directed at Ampex by, among other things, placing shares of Preferred Stock with investors who might align themselves with the Board of Directors, issuing new shares to dilute stock ownership of a person or entity seeking control of Ampex or creating a class or series of Preferred Stock with class voting rights. The issuance of shares of Preferred Stock as an anti-takeover device might preclude stockholders from taking advantage of a situation that they believe could be favorable to their interests.

Transfer Agent and Registrar

     The transfer agent and registrar for our Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, NY 10005. We act as the transfer agent for the outstanding Preferred Stock.

                                       21


Anti-Takeover Statute

     Section 203 of the Delaware General Corporation Law generally prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) before the date the person became an interested stockholder, the transaction or the business combination is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock (other than certain shares of voting stock, including shares owned beneficially by directors who are also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (iii) on or after the date such stockholder became an interested stockholder, the business combination is approved by the board and by the affirmative vote, and not by written consent, of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, certain asset sales and certain other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who owns 15% or more of the corporation's outstanding voting stock or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person.

Directors' and Officers' Liability

     Our Certificate of Incorporation includes provisions to (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the fullest extent permitted by the Delaware General Corporation Law and (ii) indemnify our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

                              PLAN OF DISTRIBUTION

     Ampex is registering the shares on behalf of the selling stockholders. As used herein, the term "selling stockholders" includes donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus. The selling stockholder may offer and sell their shares as principals or through one or more underwriters, brokers, dealers or agents, from time to time, in one or more transactions (which may include block transactions):

          -         on any exchange or in the over-the-counter market;

          - in transactions otherwise than on an exchange or in the over-the-counter market;

          - through put and call options or short sales relating to the shares;

          -         at a fixed offering price, which may be changed;

          -         at varying prices determined at the time of sale; or


                                       22


          -         at negotiated prices.

     Ampex will not receive any cash proceeds from the sale of the shares by the selling stockholder. Any such underwriters, brokers, dealers or agents may receive underwriting discounts and commissions, which may exceed customary discounts, concessions or commissions. It is not possible at the present time to determine the price to the public in any such sale. Accordingly, the public offering price and the amount of any applicable underwriting discounts and commissions will be determined at the time of such sale by the selling stockholder.

     The  aggregate  proceeds  to the selling  stockholder  from the sale of its shares will be the purchase price of their shares sold less all applicable commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by us. Ampex will pay substantially all the expenses incident to the registration, offering and sale of the shares to the public by the selling stockholder other than fees, discounts and commissions of underwriters, brokers, dealers or agents, if any, transfer taxes, certain counsel fees and other similar selling expenses attributable to the sale of the shares.

     The selling stockholder and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. Ampex has agreed to indemnify the selling stockholder against certain liabilities, including liabilities arising under the Securities Act. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

     Because the selling stockholder may be deemed to be an "underwriter" under the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act. Ampex has informed the selling stockholder that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales of the Class A Common Stock in the market.

     The selling stockholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conforms to the requirements of such Rule.

     Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     If and to the extent required, the specific shares to be sold, the name of the selling stockholder, the respective purchase prices and public offering prices, the names of any agent, broker, dealer or underwriter, any applicable commissions or discounts, and other facts material to the transaction will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus. In addition, if we are notified by the selling stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

                                       23


                                  LEGAL MATTERS

     Battle Fowler LLP will give its opinion as to the validity, authorization and issuance of the shares. Battle Fowler LLP regularly provides legal services to us and our affiliates. David D. Griffin, who is of counsel to Battle Fowler LLP, holds shares of Ampex Common Stock directly and through certain entities in which he is an investor. With respect to questions of California law and certain other matters, Battle Fowler LLP may rely upon an opinion of our General Counsel.

                                     EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                       24


     No dealer, salesman or other person is authorized to give oral or written information about this offering that is not included in this prospectus. If given or made, such information or representation must not be relied upon as having been authorized by Ampex. This prospectus does not constitute an offer to sell, or solicitation of an offer to buy, Common Stock in any jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of Ampex since the date hereof.




                                 --------------



                                AMPEX CORPORATION




                                   PROSPECTUS


                                 August 19, 1999


                                -----------------







                                 --------------

                                      -25-


                                     PART II

Item 14.  Other Expenses of Issuance and Distribution

     The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered is (other than underwriting discounts or commissions) are estimated as set forth below, and the selling stockholder is not expected to pay any portion of such expenses:

         SEC Registration Fee......................................... $  758.29
         Accounting Fees and Expenses................................. 25,000.00
         Legal Fees and Expenses.......................................50,000.00
         Miscellaneous ............................................... 15,000.00
                                                                       ---------
                                                            TOTAL     $90,758.29
                                                                      ==========

Item 15.  Indemnification of Directors and Officers

     The Registrant is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law (the "DGCL"), which provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

     Reference is also made to Section 102(b)(7) of the DGCL, which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

     Article VIII of the Registrant's By-laws provides as follows:

     SECTION 1. Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person. The Corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

     SECTION 2. Prepayment of Expenses. The Corporation shall pay the expenses (including attorneys' fees) incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this Article or otherwise.

     SECTION 3. Claims. If a claim for indemnification or payment of expenses under this Article is not paid in full within sixty days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim, and if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

     SECTION 4. Non-Exclusivity of Rights. The rights conferred on any person by this Article VIII shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Restated Certificate of Incorporation, these By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

     SECTION 5. Other Indemnification. The Corporation's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit enterprise.

     SECTION 6. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

     ARTICLE TEN of the Registrant's Certificate of Incorporation provides as follows:

                  "A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL, as the same exists or may hereafter be amended.

                  This ARTICLE TEN may not be amended or modified to increase the liability of the Corporation's directors, or repealed, except upon the affirmative vote of the holders of 80% or more in voting power of the outstanding Common Shares. No such amendment, modification,

                                      II-2


          or repeal shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, modification, or repeal."

          The Registrant has entered into agreements to indemnify its directors in consideration of their agreement to serve as directors of the Registrant and certain other corporations requested by the Registrant. These agreements provide, among other things, that the Registrant will indemnify and advance certain expenses, including attorneys' fees, to such directors to the fullest extent permitted by applicable law, as such law may be amended from time to time, and by the Registrant's Certificate of Incorporation, By-Laws and resolutions.

          The Company presently maintains a directors and officers liability insurance policy (including entity coverage) with a $10 million aggregate limit of liability in each policy year. The policy provides coverage to past, present and future directors and officers of the Company and its subsidiaries for losses resulting from claims for which any such officer or director was not indemnified by the Company. The policy also provides for reimbursement to the Company and its subsidiaries for amounts paid to indemnify officers and directors for loss resulting from claims against such officers and directors. The policy is subject to certain exclusions, such as claims against officers and directors for dishonest, fraudulent or criminal acts or omissions, willful violations of law, libel and slander, bodily injury and property damage, pollution, etc.

Item 16.  Exhibits

          The Exhibits to this registration statement on Form S-3 are listed in the Exhibit Index which appears elsewhere herein and is incorporated herein by reference.

Item 17.  Undertakings

          (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the provisions described above in Item 15, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (b) The undersigned Registrant hereby undertakes that:

                    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                                      II-3


                  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To  reflect  in the  prospectus  any  facts  or  events
                    arising  after  the  effective  date  of  the   registration
                    statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range, if applicable, may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (c)(1)(i) and (c)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                      II-4


          (d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated herein by reference shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                      II-5


                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York on August 19, 1999.

                                           AMPEX CORPORATION


                                           By:  /s/ Craig L. McKibben
                                                ------------------------
                                                Craig L. McKibben
                                                Vice President, Chief Financial
                                                Officer and Treasurer

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

          Each person signing below also hereby appoints Edward J. Bramson, Craig L. McKibben and Joel D. Talcott, and each of them singly, his lawful attorney-in-fact, with full power to execute and file any amendments to the registration statement, and generally to do all such things, as such attorney-in-fact may deem appropriate to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.



          Signatures                          Title                                Date
          ----------                          -----                                ----


/s/ Edward J. Bramson               Chairman, President, Chief Executive       August 19, 1999
----------------------------         Officer and Director
Edward J. Bramson                    (Principal Executive Officer)


/s/ Craig L. McKibben               Vice President, Director, Chief            August 19, 1999
----------------------------         Financial Officer and Treasurer
Craig L. McKibben                    (Principal Financial Officer and
                                     Principal Accounting Officer)


/s/ Douglas T. McClure, Jr.         Director                                   August 19, 1999
-----------------------------
Douglas T. McClure, Jr.


/s/ Peter Slusser                   Director                                   August 19, 1999
-----------------------------
Peter Slusser


/s/ William A. Stoltzfus, Jr.       Director                                   August 18, 1999
-----------------------------
William A. Stoltzfus, Jr.

                                      II-6


                                INDEX TO EXHIBITS

Exhibits
--------


4.1 Restated Certificate of Incorporation of the Registrant dated June 1, 1993 (filed as Exhibit 4.01 to the Registrant's Form 10-Q for the quarter ended March 31, 1993 and incorporated herein by reference); Certificate of Amendment of Restated Certificate of Incorporation of the Registrant filed with the Secretary of State of Delaware on April 22, 1994 (filed as Exhibit 3.2 to the Registrant's Form 8-K filed on May 2, 1994 and incorporated herein by reference); Certificate of Amendment of Restated Certificate of Incorporation of the Registrant filed with the Secretary of State of Delaware on April 20, 1995 (filed as Exhibit 4.1 to the Registrant's Form 10-Q for the quarter ended March 31, 1995 (the "First Quarter 1995 10-Q") and incorporated herein by reference); and Certificate of Amendment of Restated Certificate of Incorporation of the Registrant filed with the Secretary of State of Delaware on June 21, 1999

4.2 Certificate of Designations, Preferences and Rights of the Registrant's 8% Noncumulative Convertible Preferred Stock and 8% Noncumulative Redeemable Preferred Stock (filed as Exhibit 3.1 to the Registrant's Form 8-K dated July 2, 1998 and incorporated herein by reference)


4.3       By-Laws of the Registrant, as amended through April 20, 1995 (filed as
          Exhibit 4.2 to the First Quarter 1995 10-Q and incorporated herein by reference)

4.4 Form of Class A Common Stock Certificate (filed as Exhibit 4.4 to the Registrant's Post-Effective Amendment No. 1 on Form S-3 to Form S-1 (File No. 33-91312) and incorporated herein by reference)

4.5 Contingent Warrant Agreement dated as of July 6, 1999, issued by the Registrant to ISS, together with exhibits thereto.

4.6       Registration   Rights  Agreement  dated  July  6,  1999,  between  the
          Registrant and ISS.

4.7 Registration Rights Agreement dated as of July 6, 1999, between the Registrant and Erracht Productions, Ltd.

5.1       Opinion of Battle Fowler LLP as to legality of securities

23.1      Consent of PricewaterhouseCoopers LLP, Independent Accountants

23.2      Consent of Battle Fowler LLP (included in Exhibit 5.1 hereto)

24.1      Power  of  Attorney   (included  in  the   signature   pages  of  this
          registration statement)


                                      II-7